EXHIBIT 12



                                 PIPER & MARBURY
                                     L.L.P.

                              CHARLES CENTER SOUTH
                             36 SOUTH CHARLES STREET              WASHINGTON
                         Baltimore, Maryland 21201-3018            NEW YORK
                                  410-539-2530                   PHILADELPHIA
                                FAX: 410-539-0489                   EASTON


                                  July 24, 1998






ARK International Equity Portfolio
One Freedom Valley Drive
Oaks, Pennsylvania  19456

         Re: Merger of ARK International Equity Portfolio into Govett International Equity Fund
                  -------------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to ARK International Equity Portfolio (the "Acquired Fund"), a separately designated series of ARK Funds, a Massachusetts business trust ("ARK Funds"), in connection with the transactions contemplated by the Agreement and Plan of Reorganization, dated as of May 27, 1998 (the "Reorganization Agreement"), by and between ARK Funds, on behalf of the Acquired Fund, and The Govett Funds, Inc., a Maryland corporation ("Govett Funds"), on behalf of Govett International Equity Fund (the "Acquiring Fund"), a separately designated series of Govett Funds, providing, among other things, for the transfer by the Acquired Fund of all of its assets the Acquiring Fund in exchange for a certain number of shares of the Institutional Class of the Acquiring Fund ("Acquiring Fund Shares") and the assumption by the Acquiring Fund of certain specified liabilities of the Acquired Fund (the "Stated Liabilities").

     This opinion is delivered pursuant to section 3.2(a) of the Reorganization Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings ascribed to them in the Reorganization Agreement.

     In rendering our opinions, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Reorganization Agreement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. Our opinions assume, among other things, the accuracy as of the date hereof of such facts, information, covenants, statements and representations, as well as an absence of any change in the foregoing that are material to such opinions.

                                                                 PIPER & MARBURY
                                                                      L.L.P.

ARK Funds
July 24, 1998
Page 2

     We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the transactions related to the asset transfer or contemplated by the Reorganization Agreement will be consummated at the Closing Date in accordance with the Reorganization Agreement and as described in the Proxy Statement/Prospectus. In addition, our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof of statements and representations contained in certain officer and shareholder certificates.

     In rendering our opinion, we have considered the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the
"Regulations"), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion.

     Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

          (i) the transfer by the Acquired Fund of all of its assets to the Acquiring Fund in exchange for Institutional Class shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Stated Liabilities, and the distribution of such shares to the shareholders of the Acquired Fund, as provided in the Reorganization Agreement, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code and each such Fund will be a "a party to a reorganization" within the meaning of Section 368(b) of the Code;


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                                                                 PIPER & MARBURY
                                                                      L.L.P.

ARK Funds
July 24, 1998
Page 3



          (ii) no gain or loss will be recognized by the Acquired Fund on the transfer of its assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquired Fund of the Stated Liabilities, and no gain or loss will be recognized by the Acquired Fund on the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders;

          (iii) no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption of the Stated Liabilities;

          (iv) the adjusted basis of each asset of the Acquired Fund in the hands of the Acquiring Fund will be the same as the adjusted basis of such asset in the hands of the Acquired Fund immediately prior to the Reorganization;

          (v) the holding period of each asset of the Acquired Fund in the hands of the Acquiring Fund will include the holding period of such asset in the hands of the Acquired Fund immediately prior to the Reorganization;

          (vi) no gain or loss will be recognized by the Acquired Fund Shareholders upon the receipt of the Acquiring Fund Shares (including fractional shares) solely in exchange for shares of the Acquired Fund;

          (vii) the adjusted basis of the Acquiring Fund Shares (including fractional shares) received by each Acquired Fund Shareholder will be the same as the adjusted basis of the shares of the Acquired Fund surrendered in exchange therefor; and

          (viii) the holding period of the Acquiring Fund Shares (including fractional shares) received by each Acquired Fund Shareholder will include the holding period of the shares of the Acquired Fund surrendered in exchange therefor, provided that such shares were held as a capital asset in the hands of the Acquired Fund Shareholder on the date of the exchange.

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                                                                 PIPER & MARBURY
                                                                      L.L.P.

ARK Funds
July 24, 1998
Page 4


     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         /s/ Piper & Marbury L.L.P.